Exhibit 99.1

Introduction to the Unaudited Pro Forma Condensed Financial Statements

On July 6, 2017, we completed the sale of Williams Olefins, L.L.C., our former wholly owned subsidiary which owned an 88.46 percent undivided ownership interest in a Geismar, Louisiana, olefins plant and associated complex, for cash proceeds totaling $2.084 billion.

The following unaudited pro forma condensed statement of operations has been developed by applying pro forma adjustments to the historical audited statement of operations of Williams Partners L.P. to reflect the disposition. The following unaudited pro forma condensed statement of operations for the year ended December 31, 2017, has been prepared to give effect to the transaction as if the divestiture had occurred at the beginning of 2017. Our historical condensed consolidated statement of operations has been derived from and should be read together with the historical audited consolidated financial statements and related notes in our Annual Report on Form 10-K filed February 22, 2018.

The unaudited pro forma condensed statement of operations is presented for illustrative purposes only to reflect the sale of Williams Olefins, L.L.C. and does not represent what our results of operations would actually have been had the sale occurred on the date noted above, or project our results of operations for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed financial information.

Williams Partners L.P.

Unaudited Pro Forma Condensed Statement of Operations

For the year ended December 31, 2017

($ in millions, except per-unit amounts)

	Historical
	Williams Partners L.P.	Pro forma Adjustments	Pro Forma
Revenues:
Service revenues	$5,292	$(7)	$5,285
Product sales	2,718	(205)	2,513

Total revenues	8,010	(212)	7,798

Costs and expenses:
Product costs	2,300	(97)	2,203
Operating and maintenance expenses	1,562	(50)	1,512
Depreciation and amortization expenses	1,700	(26)	1,674
Selling, general, and administrative expenses	610	(14)	596
Impairment of certain assets	1,156	—	1,156
Gain on sale of Geismar Interest	(1,095)	1,095	—
Regulatory charges resulting from Tax Reform	674	—	674
Insurance recoveries – Geismar Incident	(9)	9	—
Other (income) expense – net	79	(8)	71

Total costs and expenses	6,977	909	7,886

Operating income (loss)	1,033	(1,121)	(88)
Equity earnings (losses)	434	—	434
Other investing income (loss) - net	281	—	281
Interest expense	(822)	—	(822)
Other income (expense) – net	55	—	55

Income (loss) before income taxes	981	(1,121)	(140)
Provision (benefit) for income taxes	6	—	6

Net income (loss)	975	(1,121)	(146)
Less: Income (loss) attributable to noncontrolling interests	104	—	104

Net income (loss) attributable to controlling interests	$871	$(1,121)	$(250)

Allocation of net income (loss) for calculation of earnings per common unit:
Net income (loss) attributable to controlling interests	871		(250)
Allocation of net income (loss) to Class B units	15		(5)

Allocation of net income (loss) to common units	856		(245)

Basic earnings (loss) per common unit:
Net income (loss) per common unit	$.90		$(.26)
Weighted-average common units outstanding (thousands)	947,171		947,171

Diluted earnings (loss) per common unit:
Net income (loss) per common unit	$.90		$(.26)
Weighted-average common units outstanding (thousands)	947,485		947,171

See accompanying notes.

Note 1. Pro Forma Adjustments

Unaudited Pro Forma Condensed Statement of Operations Adjustments

The pro forma adjustments reflect the removal of the historical results of Williams Olefins, L.L.C. and a gain of $1,095 million recognized upon completion of the sale.